Exhibit 99.1

NEWMARKET CORPORATION

Text of Certain Information Made Available to Potential Investors on December 6, 2006

In Connection with a Proposed Offering of Senior Notes due 2016

This information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this offering circular, including the documents incorporated by reference, may constitute “forward-looking statements” about future events and expectations within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this offering circular, including the documents incorporated by reference, such as “anticipates,” “intends,” “should,” “plans,” “believes,” “will,” “estimates,” “expects,” and similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the petroleum additives market, the level of future declines in the market for tetraethyl lead (“TEL”), our ability to maintain or increase our market share, and our future capital expenditure levels.

We believe our forward-looking statements are based on reasonable expectations and assumptions, within the bounds of what we know about our business and operations. However, we offer no assurance that actual results will not differ materially from our expectations due to uncertainties and factors that are difficult to predict and beyond our control. These factors include, but are not limited to:

•	competition in the form of price competition and the development of new products by competitors;

•	sudden or sharp raw material price increases;

•	availability of raw materials and transportation systems;

•	our reliance on a small number of significant customers;

•	the concentration of customers in the lubricant and fuel industries;

•	our ability to respond effectively to technological changes in our industry;

•	the decline, and projected continued decline, of our TEL business;

•	compliance by Innospec Inc. (“Innospec”), formerly The Associated Octel Company Limited and its affiliates, with the terms of certain TEL marketing agreements;

•	the concentration of production of several of our products at one facility;

•	risks related to foreign operations, including unsettled political conditions and currency exchange rate fluctuations;

•	our ability to protect our intellectual property rights;

•	changes in laws and regulations;

•	political, economic and regulatory factors concerning one of our products, methylcyclopentadienyl manganese tricarbonyl;

•	the occurrence of legal proceedings and other claims;

•	environmental matters;

•	fluctuations in our financial results as a result of the timing of customer orders and other external factors;

•	interruption of our production or transportation systems;

•	any future under performance of the equities markets to the extent that it requires us to make additional contributions to our pension funds;

•	the occurrence or threat of extraordinary events, including domestic and international terrorist attacks; and

•	the other factors detailed from time to time in the reports we file with the SEC.

You should keep in mind that any forward-looking statement made by us in this offering circular, including the documents incorporated by reference, or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as otherwise required by securities and other applicable laws. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.

OFFERING CIRCULAR SUMMARY

This summary highlights certain aspects of our business and this offering. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read all the information contained or incorporated by reference in this offering circular carefully, including the “Risk Factors” section beginning on page 13 and the financial statements and related notes contained or incorporated by reference in this offering circular, before investing in the notes. References in this offering circular to “we,” “us,” “our” “our company” or “NewMarket” refer to NewMarket Corporation and its subsidiaries combined, and references in this offering circular to “offering circular” refer to this offering circular and all the information incorporated herein by reference, unless, in each case, the context clearly indicates otherwise. See “Documents Incorporated By Reference.”

The Company

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation (“Afton”) and Ethyl Corporation (“Ethyl”), develops, manufactures and blends performance chemical additives that enhance the performance of petroleum products and markets and sells these chemical additives worldwide. We are one of the largest global producers of lubricant additives and we offer a broad line of fuel additives. Lubricant and fuel additives are necessary products for efficient maintenance and reliable operation of all vehicles and machinery. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

We have long-term relationships with customers in every major region of the world. We serve our customers through our seven manufacturing facilities in the Americas and Europe. We have more than 230 employees dedicated to research and development who work closely with our customers to develop Chemical formulations tailored to our customers’ and the end-users’ specific needs. We currently hold approximately 1,600 U.S. and foreign patents and, in conjunction with our research and development program, provide our customers with a portfolio of more than 650 technologically advanced products.

For the 12-month period ended September 30, 2006, we had net sales and EBITDA of $1,250.8 million and $142.7 million, respectively. For 2005, approximately 46% of our net sales were to customers in the United States and Canada and approximately 54% of our net sales were to customers in other regions of the world.

We report our business in two distinct segments: petroleum additives, represented by Afton, and tetraethyl lead (“TEL”), represented by Ethyl. We evaluate the performance of Afton’s petroleum additives business and Ethyl’s TEL business based on segment operating profit. NewMarket Services Corporation (“NewMarket Services”) departments and other expenses are billed to Afton and Ethyl based on the administrative services provided under the holding company structure pursuant to services agreements between NewMarket Services and Afton and NewMarket Services and Ethyl. Depreciation on segment property, plant, and equipment, and amortization of segment intangible assets and the prepayments for services are included in the operating profit of each segment. In addition to managing the TEL segment, Ethyl also provides contract manufacturing to Afton and third parties. The fees charged to Afton and income received from third parties for contract manufacturing and blending, the majority of which are currently received from Afton, represented approximately 4% of segment operating profit for the 12-month period ended September 30, 2006.

Petroleum Additives (approximately 95% of segment operating profit for the 12-month period ended September 30, 2006)

Petroleum additives are used in lubricating oils and fuels to enhance their performance in machinery, vehicles and other equipment. We manufacture chemical components that are selected to perform one or more specific functions and blend those chemicals with other components to form packages for use in specified end-user applications. The petroleum additives market is an international marketplace, with customers ranging from oil companies and refineries to original equipment manufacturers (“OEMs”) and other specialty chemical companies.

We believe our success in the petroleum additives market is largely due to our ability to bring value to our customers. We work to do this by understanding their needs and applying our technical capabilities, formulation expertise, broadly differentiated product offerings and global distribution capabilities to meet those needs. In 2005, we invested $65.4 million (6.1% of our net sales) in research and development in order to meet our customers’ needs, and the rapidly changing environment for new and improved products and services.

We view the petroleum additives marketplace as being comprised of two broad product groupings: lubricant additives and fuel additives. Lubricant additives are highly formulated chemical products that improve the performance, durability and functionality of mineral oils, synthetic oils and biodegradable oils, thereby enhancing the performance of machinery and engines. Fuel additives are chemical components and products that improve the refining process and performance of gasoline, diesel and other fuels, resulting in lower fuel costs, improved vehicle performance, reduced tailpipe or smokestack emissions or improved power plant efficiency.

Our principal customers are major multinational oil companies. The oil industry is characterized by concentration of a few large participants as a result of recent consolidation. Two of our customers individually accounted for more than 10% of our net sales in 2005. Net sales for that period to BP plc and its affiliates (“BP”) amounted to $112 million (10% of our total net sales), and net sales to Royal Dutch Shell plc and its affiliates (“Shell”) amounted to $143 million (13% of our total net sales).

Lubricant Additives

Lubricant additives are essential ingredients for lubricating oils. Lubricant additives are used in a wide variety of vehicle and industrial applications, including engine oils, automatic transmission fluids, gear oils, hydraulic oils, turbine oils and in virtually any other application where metal-to-metal moving parts are utilized. Lubricant additives are organic and synthetic chemical components that enhance wear protection, prevent deposits, and protect against the hostile operating environments of an engine, transmission, axle, hydraulic pump or industrial machine.

The functionality of lubricants is created through an exact balance between a base fluid and performance enhancing additives. This balance is the goal of effective formulations achieved by experienced research professionals. We offer a full line of lubricant additive products, each of which is composed of component chemicals specially selected to perform desired functions. We manufacture most of the chemical components and blend these components to create products designed to meet industry and customer specifications. Lubricant additive components are generally classified based upon their intended functionality, including:

•	detergents, which clean moving parts of engines and machines, suspend oil contaminants and combustion byproducts, and absorb acidic combustion products;

•	dispersants, which serve to inhibit the formation of sludge and particulates;

•	extreme pressure/antiwear agents, which reduce wear on moving engine and machinery parts;

•	viscosity index modifiers, which improve the viscosity and temperature characteristics of lubricants and help the lubricant flow evenly to all parts of an engine or machine; and

•	antioxidants, which prevent oil from degrading over time.

We are one of the leading global suppliers of specially formulated lubricant additives that combine some or all of the components described above. Our products are highly formulated, complex chemical compositions derived from extensive research and testing to ensure all additive components work together to provide the intended results. Our products are engineered to meet specifications prescribed by either the industry generally or a specific customer. Purchasers of lubricant additives tend to be oil companies, distributors, refineries and compounder/blenders.

Key drivers of demand for lubricant additives include total vehicle miles driven, vehicle production, equipment production, the average age of vehicles on the road, new engine and driveline technologies, and drain/refill intervals.

Fuel Additives

Fuel additives are chemical compounds used to improve both the oil refining process and the performance of gasoline, diesel, residual and other fuels. Benefits of fuel additives in the oil refining process include reduced use of crude oil, lower processing costs and improved fuel storage properties. Fuel performance benefits include ignition improvements, combustion efficiency, reduced emission particulates, fuel economy improvements and engine cleanliness, as well as protection against deposits in fuel injectors, intake valves and the combustion chamber. Our fuel additives are extensively tested and designed to meet stringent industry, government, OEM and individual customer requirements.

Many different types of additives are used in fuels. Their use is generally determined by customer, industry, OEM and government specifications and often differs from country to country. The types of fuel additives we offer include:

•	gasoline performance additives, which clean and maintain key elements of fuel delivery systems, including fuel injectors and intake valves, in gasoline engines;

•	diesel fuel performance additives, which perform similar cleaning functions in diesel engines;

•	cetane improvers, which increase the cetane number (ignition quality) in diesel fuel by reducing the delay between injection and ignition;

•	stabilizers, which reduce or eliminate oxidation in fuel;

•	corrosion inhibitors, which minimize the corrosive effects of combustion by-products and prevent rust;

•	lubricity additives, which restore lubricating properties lost in the refining process;

•	cold flow improvers, which improve the pumping and flow of fuels in cold temperatures; and

•	octane enhancers, which increase octane ratings and decrease emissions.

We offer a broad line of fuel additives and sell our products to major fuel marketers and refiners, as well as independent terminals and other fuel blenders.

For example, one of our fuel additives is methylcyclopentadienyl manganese tricarbonyl (“MMT®”). When used in the refining process, MMT® provides octane enhancement while reducing the amount of crude oil necessary to produce gasoline. We believe MMT® is two to three times more cost effective for enhancing octane (per unit of octane) of unleaded gasoline than the next best product on the market today. When MMT® is used in unleaded gasoline, it reduces tailpipe emissions that are known contributors to urban smog.

Key drivers in the fuel additive marketplace include total vehicle miles driven, the introduction of more sophisticated engines, regulations on emissions (both gasoline and diesel), quality of crude oil slate and performance standards, and marketing programs of major oil companies.

Tetraethyl Lead (approximately 1% of segment operating profit for the 12-month period ended September 30, 2006)

Historically, TEL, an octane enhancer in leaded gasoline used to improve ignition qualities and operating performance of fuel, has been a material component of our product line. However, during the 1970s, the implementation of the Federal Clean Air Act led to the use of catalytic converters that are deemed no longer compatible with leaded gasoline, and unleaded gasoline became the fuel standard in the United States with other countries following. As a result, our sales of TEL have declined. The TEL segment represented approximately 22% of our 2005 segment operating profit and approximately 1% of our segment operating profit for the 12-month period ended September 30, 2006. We expect that the market for TEL will continue to decline going forward.

Competitive Strengths

•	Full-line Independent Supplier of Petroleum Additives. We are one of two global suppliers who offer a complete range of lubricant and fuel additives. Additionally, of the four major suppliers of lubricant additives, two of our competitors are affiliated with major oil companies. As a full-line, independent supplier, we believe that we gain greater insights into our customers’ needs, enabling us to provide superior products and services.

•	Market Leader in Key Product Lines. We are a leader in what we believe are the most attractive segments of the petroleum additives marketplace. We focus our business on niche product lines in which we believe our technology and core competencies best serve our customers and where we can maximize value. For example, we are one of the world’s largest suppliers of fuel, industrial and driveline additives.

•	Technological Advantage through Focused R&D. We are focused on working closely with our customers to develop specialized, value added products that are tailored to meet their needs. In 2005, we invested $65.4 million (6.1% of our net sales) on research and development, and currently hold approximately 1,600 U.S. and foreign patents. This focus on research and development and long-term customer relationships has made us a technological leader in the specialty additives product lines of the petroleum additives market, and we believe it will continue to drive new product development, superior technology and our profitable growth.

•	Significant Free Cash Flow. We generate significant free cash flow from a combination of operating cash flow and low maintenance capital expenditures. For the 12-month period ended September 30, 2006, EBITDA and capital expenditures were approximately $142.7 million and $18.5 million, respectively, as a result of our leading market positions and cost reduction accomplishments.

•	Broad Product Offerings across Multiple Geographic Regions. Our cash flow is diversified across products and geographies, providing us with a stable base of business. Approximately 54% of our 2005 net sales were to markets outside of North America, and we sell over 650 products across all major regions of the world. In addition, our broad product offerings provide us with multiple selling points at each of our customers, as buying decisions of our major customers tend to be influenced on a product and regional basis.

•	Experienced Management Team. Our senior management team has, on average, over 25 years of industry experience. Our management team has demonstrated expertise in growing our business organically, integrating acquisitions, focusing our company on higher margin businesses and executing significant cost cutting programs.

Business Strategy

Our strategy is to tailor our products and solutions to our customers’ needs, grow our business in profitable markets and vigorously pursue operational excellence in order to increase cash flow.

•	Leverage Technological Prowess to Pursue Higher Margin Markets. We are expanding our product and service offerings, utilizing technical differentiation and formulation optimization to improve returns in our core markets. For example, we have developed leading-edge technology and strong relationships with OEMs in automatic transmission fluids, where our products improve fuel economy, and we have developed next-generation ashless products for industrial lubricant additives markets.

•	Apply Core Skills to Expand into New Markets. We are developing new products and entering new markets based on our research and development expertise and industry experience. Our global reach and strong customer relationships across many industries allow us to see unique opportunities where we can apply our core skills to new markets. For example, we are a recognized leader in fuel combustion and are extending this expertise into new markets, such as home heating and utilities.

•	Build on Leadership Position. We will continue to offer a broad line of petroleum additives and build on our leadership position in customer service and logistics, thereby further differentiating our offerings in select markets. Our global reach, unique research and development capabilities and diverse network of blue chip customers allow us to be a leader across many product lines and services in the lubricant and fuel additives businesses. For example, in fuel additives, we have developed a unique distribution model to manage our customers’ inventories at optimal levels.

•	Apply Cash Flow Opportunistically. We will continue to invest in our core businesses to support organic growth opportunities, including new product development, expanded technical capabilities, an enhanced supply chain and regional expansion. For example, we have improved our capabilities in China to grow our petroleum additives business. We view acquisitions, particularly in the industrial additives product line, as exciting opportunities to expand our business. We believe the petroleum additives industry will provide the greatest opportunity for a good return on investment while minimizing risk. We have a measured, disciplined acquisition approach and will make the right acquisition for our company when the opportunity arises.

Recent Developments

Tender Offer

On November 21, 2006, we commenced a tender offer to purchase any and all $150 million aggregate principal amount of our outstanding 8 7/8% Senior Notes due 2010, which we refer to as the existing notes, and a related solicitation of consents to certain amendments to the indenture governing the existing notes designed to remove substantially all of the restrictive covenants and certain events of default that currently apply to the existing notes. In this offering circular, we refer to the tender offer and related consent solicitation collectively as the tender offer. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 21, 2006, unless extended. The consummation of the tender offer is conditioned upon, among other things, the receipt of gross proceeds of at least $150 million from financing, which is expected to consist of the notes, on terms and conditions satisfactory to us.

We intend to use the net proceeds of this offering, together with cash on hand, to fund the purchase of the existing notes validly tendered and accepted for purchase in the tender offer and to pay related fees and expenses. To the extent that all existing notes are not tendered in the tender offer, we intend to use any remaining net proceeds from this offering, together with cash on hand, to repay such notes at maturity or, at our discretion, to repurchase such notes, including through open market purchases, or to redeem or defease such notes under the terms of the indenture governing the existing notes or for general corporate purposes. Assuming all of the existing notes are validly tendered and accepted for purchase in the tender offer, approximately $158.6 million will be required to fund the tender offer (including related fees and expenses). Unless otherwise indicated, the information contained in this offering circular assumes that all of the existing notes will be validly tendered and accepted for purchase in the tender offer. Consummation of this offering is conditioned upon the receipt of consents from the holders of at least a majority in aggregate principal amount of the outstanding existing notes in the consent solicitation. We cannot assure you that we will be able to satisfy this condition.

Amendment to Credit Agreement

Following the completion of this offering, we intend to amend and restate our credit agreement, which consists of a $100 million revolving credit facility that is secured by liens on substantially all of our U.S. assets and is guaranteed by all of our U.S. subsidiaries. In this offering circular, we refer to this existing credit facility as our senior credit facility. Generally, the amendment and restatement is expected to provide flexibility to increase aggregate borrowings under the senior credit facility to up to $150 million under certain circumstances, decrease the margin applicable to LIBOR and base rate loans and the loan commitment fee, revise the financial covenants and certain of our reporting obligations, provide for the release of liens on certain real estate that currently is collateral for our senior credit facility and make changes to selected affirmative and negative covenants. We cannot assure you that this amendment and restatement will occur on the terms and with the changes described above, in any particular timeframe after the completion of this offering, or at all.

Land Development

We own approximately 42 acres of real estate available for development in downtown Richmond, Virginia, adjacent to our principal executive offices and are considering development alternatives for this real estate. We have entered into a non-binding memorandum of understanding with a Fortune 500 company with respect to a three acre parcel that may be used for a multi-story office project. We may finance all or a substantial portion of the cost of any project or development with debt financing, either on a recourse or non-recourse basis to NewMarket. We cannot assure you that we will enter into any definitive agreements regarding, or will engage in, any such development.

Summary Historical and As Adjusted Consolidated Financial Data

The following table sets forth summary historical consolidated financial data as of and for each of the years in the three-year period ended December 31, 2005, as of and for the nine months ended September 30, 2005 and 2006 and as of and for the twelve months ended September 30, 2006, and selected as adjusted financial data as of and for the twelve months ended September 30, 2006. The summary financial data as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements, which are incorporated by reference in this offering circular. The summary financial data as of December 31, 2003 have been derived from our audited consolidated financial statements, which are not incorporated by reference in this offering circular. The summary financial data as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this offering circular. The summary financial data as of September 30, 2005 have been derived from our unaudited consolidated financial statements, which are not incorporated by reference in this offering circular. The summary financial data for the twelve months ended September 30, 2006 represent the sum of the amounts in our consolidated financial statements for the year ended December 31, 2005 and the amounts set forth in our unaudited consolidated financial statements for the nine months ended September 30, 2006, less the amounts set forth in our unaudited consolidated financial statements for the nine months ended September 30, 2005. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our historical consolidated financial statements and the related notes incorporated by reference in this offering circular. With regard to the data shown below, EBITDA represents earnings before interest, income taxes and depreciation and amortization. These financial results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2006
	2003	2004	2005	2005	2006
	(In thousands, except percentages)
Results of Operations:
Net sales	$756,341	$894,109	$1,075,544	$781,888	$957,135	$1,250,791
Costs and expenses	736,385	878,020	1,037,490	752,668	886,790	1,171,612
Operating profit from TEL marketing agreements services	29,603	33,226	23,154	19,629	6,426	9,951
Special item income, net(1)	—	13,245	11,668	6,746	11,093	16,015

Operating profit	49,559	62,560	72,876	55,595	87,864	105,145
Interest and financing expenses	21,128	18,254	16,849	12,920	11,689	15,618
Other income, net(2)	911	324	925	743	6,502	6,684

Income from continuing operations before income taxes	29,342	44,630	56,952	43,418	82,677	96,211
Income tax expense(3)	8,718	11,572	14,571	12,188	29,615	31,998

Income from continuing operations	20,624	33,058	42,381	31,230	53,062	64,213
Discontinued operations, gain on disposal of business (net of tax)(4)	14,805	—	—	—	—	—

Income before cumulative effect of accounting change	35,429	33,058	42,381	31,230	53,062	64,213
Cumulative effect of accounting change (net of tax)(5)	1,624	—	—	—	—	—

Net income	$37,053	$33,058	$42,381	$31,230	$53,062	$64,213

Other Financial Data:
EBITDA(6)	$122,471	$105,075	$108,307	$82,093	$116,522	$142,736
EBITDA margin(6)(7)	16.2%	11.8%	10.1%	10.5%	12.2%	11.4%
Capital expenditures	$11,617	$14,650	$17,830	$13,749	$14,390	$18,471

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2006
	2003	2004	2005	2005	2006
	(In thousands, except ratios)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$33,367	$28,778	$56,413	$40,305	$86,670	$86,670
Working capital	184,174	220,072	244,912	229,473	309,124	309,124
Total assets	649,748	676,195	701,532	674,879	752,578	752,578
Total debt	208,817	184,438	153,829	153,985	153,346	153,346
Net debt(8)	175,450	155,660	97,416	113,680	66,676	66,676
Common and other shareholders’ equity	199,683	231,882	266,060	258,764	318,644	318,644

As Adjusted Financial Data(9):
Interest and financing expenses(10)						$12,723
Net debt(8)						77,926
Ratio of EBITDA to interest and financing expenses(6)						11.2x
Ratio of net debt to EBITDA(6)(8)						0.6x
Ratio of earnings to fixed charges(11)						6.3x

(1)	Special item income, net in 2004 represents a $13 million gain on an environmental insurance settlement.

Special item income, net in 2005 includes an aggregate $8 million gain on the sales of corporate property and a $4 million gain on an insurance settlement related to our premises asbestos liabilities.

Special item income, net of $6.7 million for the nine months ended September 30, 2005 includes a $2.9 million gain on the sale of corporate property and a $3.9 million gain associated with an insurance settlement related to premises asbestos liabilities.

Special item income, net of $11.1 million for the nine months ended September 30, 2006 includes a $5.3 million gain related to a payment under an earn-out agreement for certain pharmaceutical intellectual property that we sold in 1994, a $2.6 million gain associated with a legal settlement related to transportation charges and a $3.3 million gain on the sale of property.

(2)	Other income, net in 2003 includes a $1 million refund from an insurance company related to employee benefit policies.

Other income, net in 2004 and 2005 are comprised of a number of individually immaterial items.

Other income, net for the nine months ended September 30, 2005 is comprised of a number of individually immaterial items.

Other income, net for the nine months ended September 30, 2006 includes a $4.4 million gain ($2.9 million after tax) for interest on an income tax settlement.

(3)	Income tax expense in 2004 and 2005 includes a favorable impact of approximately $1 million from the settlement of certain tax years with the Internal Revenue Service.

(4)	Discontinued operations reflect the phenolic antioxidant business, which was sold in January 2003. The 2003 amount is the gain on the disposal of this business of $23.2 million ($14.8 million after tax).

(5)	The cumulative effect of accounting change for 2003 reflects a $2.5 million gain ($1.6 million after tax) recognized upon adoption of SFAS No. 143 on January 1, 2003.

(6)	EBITDA represents earnings before interest, income taxes and depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is a supplemental measure of performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to net income as an indicator of our financial performance or any other measures of performance derived in accordance with GAAP.

The following table reconciles EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with GAAP, for the periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2006	As Adjusted Twelve Months Ended September 30, 2006(9)
	2003	2004	2005	2005	2006
	(In thousands)
Net income	$37,053	$33,058	$42,381	$31,230	$53,062	$64,213	$66,019
Add:
Income tax expense	18,034	11,572	14,571	12,188	29,615	31,998	33,087
Interest and financing expenses	21,128	18,254	16,849	12,920	11,689	15,618	12,723
Depreciation and amortization	46,256	42,191	34,506	25,755	22,156	30,907	30,907

EBITDA	$122,471	$105,075	$108,307	$82,093	$116,522	$142,736	$142,736

(7)	EBITDA margin is calculated by dividing EBITDA by net sales.

(8)	Net debt represents total debt less cash and cash equivalents. Net debt is presented because we believe it is helpful in analyzing leverage and we use it as a performance measure. However, other companies in the industry may calculate net debt differently than we do. Net debt is a supplemental financial measure that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to total debt determined in accordance with GAAP.

The following table reconciles net debt, a non-GAAP financial measure, to total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, for the periods indicated.

	December 31,			September 30,		As Adjusted September 30, 2006(9)
	2003	2004	2005	2005	2006
	(In thousands)
Total debt	$208,817	$184,438	$153,829	$153,985	$153,346	$153,346
Less cash and cash equivalents	33,367	28,778	56,413	40,305	86,670	75,420

Net debt	$175,450	$155,660	$97,416	$113,680	$66,676	$77,926

(9)	Gives effect to the completion of this offering and the application of the net proceeds therefrom, together with cash on hand, as described under “Use of Proceeds,” assumes that all of the existing notes will be validly tendered and accepted for purchase in the tender offer. A change of 0.125% in the interest rate applicable to the notes would change our annualized interest expense by approximately $188 thousand.

(10)	As adjusted interest expense and financing expenses are calculated as follows:

Twelve Months Ended September 30, 2006
Interest and financing expenses, historical	$15,618
Decrease in interest expense to give effect to completion of the offering	2,438
Decrease in amortization of debt issuance costs to give effect to completion of the offering	457

As adjusted, interest and financing expenses	$12,723

As a result of the retirement of the existing notes, we will incur approximately $6.8 million of charges, net of income taxes, for loss on the early retirement of the existing notes. These charges are not reflected in the adjustments above.

(11)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations before discontinued operations, cumulative effect of accounting changes, interest expense (net), portion of rent expense representative of interest factor and mortization of capitalized interest. “Fixed charges” consist of interest expense (before deducting capitalized interest) and portion of rent expense representative of interest factor.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the years and the period indicated:

	Year Ended December 31,						Nine Months Ended September 30,
	2001	2002	2003	2004	2005	Pro Forma 2005(1)	2006	Pro Forma 2006(1)
Ratio of earnings to fixed charges(2)	—	1.5x	2.1x	2.8x	3.6x	4.1x	6.0x	6.9x

(1)	Gives effect to this offering and the application of the net proceeds therefrom, together with cash on hand, as described in “Use of Proceeds,” assumes that all of the existing notes will be validly tendered and accepted for purchase in the tender offer. A change of 0.125% in the interest rate applicable to the notes would change our annualized interest expense by approximately $188 thousand.

(2)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations before discontinued operations, cumulative effect of accounting changes, interest expense (net), portion of rent expense representative of interest factor and amortization of capitalized interest. “Fixed charges” consist of interest expense (before deducting capitalized interest) and portion of rent expense representative of interest factor. Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges, with a deficiency of $151.1 million.

CAPITALIZATION

The table below shows our consolidated cash and cash equivalents and capitalization as of September 30, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, together with cash on hand, as described in “Use of Proceeds.”

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes incorporated by reference in this offering circular.

	September 30, 2006
	Actual	As Adjusted(1)
	(In thousands)
Cash and cash equivalents	$86,670	$75,420

Long-term debt, including current portion
Senior credit facility due 2009(2)	$—	$—
Capital lease obligations	3,346	3,346
8 7/8% Senior Notes due 2010	150,000	—
% Senior Notes due 2016 offered hereby	—	150,000

Total long-term debt, including current portion	$153,346	$153,346

Shareholders’ equity
Common stock and paid in capital (without par value; authorized shares—80,000,000; outstanding—17,272,259)	$87,379	$87,379
Accumulated other comprehensive loss	(26,734)	(26,734)
Retained earnings(3)	257,999	251,157

Total shareholders’ equity	$318,644	$311,802

Total capitalization	$471,990	$465,148

(1)	The amounts shown in the “As Adjusted” column assume that all of the existing notes will be validly tendered and accepted for purchase in the tender offer. See “Offering Circular Summary—The Company—Recent Developments—Tender Offer.” Actual amounts will depend upon the amount of the existing notesactually validly tendered and accepted for purchase.

(2)	As of September 30, 2006, we had $96.4 million of borrowing availability under our senior credit facility, as $3.6 million of availability was reserved for certain letters of credit. Following the completion of this offering, we intend to amend and restate the credit agreement governing our senior credit facility. See “Offering Circular Summary—The Company—Recent Developments—Amendment to Credit Agreement.”

(3)	The amount shown in the “As Adjusted” column reflects approximately $6.8 million of charges, net of income taxes, for loss on the early retirement of the existing notes, including the tender premium.